Exhibit 99.1

MicroVision Announces Second Quarter 2017 Results

Company shipped display engines to Chinese smartphone manufacturer and received large upfront payment from a leading technology company

REDMOND, Wash.--(BUSINESS WIRE)--August 3, 2017--MicroVision, Inc. (NASDAQ: MVIS), a leader in innovative ultra-miniature projection display and sensing technology, today announced its financial and operating results for the second quarter of 2017.

MicroVision made an initial shipment at the end of the second quarter of display engines to Ragentek, a China-based smartphone manufacturer and solution company with phones in China, India, Brazil and other countries. Ragentek placed a $6.7 million order with MicroVision in March 2017 for a customized display engine, PSE-0403-103, to be embedded in its VOGA V smartphone which Ragentek revealed on June 28, 2017 at Mobile World Congress Asia. MicroVision began volume shipments in July. Due to timing of the June shipment and the customer acceptance window, revenue for the shipped units was not recognized in the second quarter.

The PSE-0403-103 display engine is part of MicroVision’s engine line of business, which includes two additional scanning engines, one for interactive display and the other for 3D LiDAR sensing, that are scheduled for commercial availability later in 2017 and 2018 respectively. During the second quarter MicroVision continued its development of the interactive display and 3D LiDAR sensing engines.

In April 2017 MicroVision announced that it has been awarded a development and supply contract for a laser beam scanning (LBS) system by a leading technology company that included $14 million in development fees contingent on completion of milestones and an additional $10 million upfront payment which was received in the second quarter and is expected to be applied to future component purchases by the customer. The development work began in April and is expected to span 21 months.

MicroVision also continued work on two additional development contracts the company signed last year. One of those contracts is for augmented reality and the other is for an automated driving assistance system (ADAS). The company expects to complete work on both of those development contracts in 2017.

The following financial results are for the three months ended June 30, 2017, compared to the three months ended June 30, 2016:

  Revenue was $1.5 million compared to $4.2 million one year ago.
  Operating loss was $5.5 million, compared to a loss of $3.5 million for the same quarter one year ago.
  Net loss was $5.5 million, or $0.08 per share, compared to a loss of $3.5 million, or $0.07 per share for the same quarter one year ago.
  In the second quarter 2017 cash provided by operations was $4.6 million compared to cash used in operations of $4.1 million for the same period in 2016. Cash provided by operations in the quarter includes the $10 million upfront payment and $4 million in payments under the April 2017 development contract.

As of June 30, 2017 backlog was $21.5 million and cash and cash equivalents were $17.7 million.

Conference Call

The company will host a conference call today to discuss its second quarter 2017 results and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 1-888-771-4371 (for U.S. participants) or + 1-847-585-4405 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 45326578. A live webcast of the call can be accessed from the company's web site in the Investor Events Calendar section on the Investor’s page. A replay of this call will be available after 8:00 a.m. PT the day of the conference call through the same link or by calling 1-888-843-7419 (U.S.) or +1-630-652-3042 (International), pass code 4532 6578#. The phone-in replay will be available until August 10, 2017.

About MicroVision

MicroVision is the creator of PicoP® scanning technology, an ultra-miniature laser projection and sensing solution based on the laser beam scanning methodology pioneered by the company. MicroVision's platform approach for this advanced display and sensing solution means that it can be adapted to a wide array of applications and form factors. It is an advanced solution for a rapidly evolving, always-on world. MicroVision’s business model and product line offering includes display and sensing engines, licensing its patented technology and selling components to licensees for incorporation into their scanning engines.

Extensive research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and has been included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/MicroVisionInc or follow MicroVision on Twitter at @MicroVision.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to future payments, performance and timing of development work under development agreements, shipment of products pursuant to purchase orders, availability of future products and product applications, and those containing words such as “expects” or “scheduled” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP display engine may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)
	June 30,	December 31,
	2017	2016

Assets
Current Assets
Cash and cash equivalents	$17,744	$15,139
Accounts receivable, net	805	245
Inventory	2,677	1,233
Other current assets	4,233	731
Total current assets	25,459	17,348

Property and equipment, net	3,299	1,537
Restricted cash	435	435
Intangible assets, net	660	718
Other assets	58	68
Total assets	$29,911	$20,106

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,852	$2,195
Accrued liabilities	4,706	3,704
Deferred revenue	999	999
Billings on uncompleted contracts in excess of related costs	3,667	168
Other current liabilities	10,070	178
Total current liabilities	21,294	7,244

Deferred revenue, net of current portion	4,654	5,150
Deferred rent, net of current portion	102	185
Other long-term liabilities	36	53
Total liabilities	26,086	12,632

Commitments and contingencies

Shareholders' Equity
Common stock at par value	72	68
Additional paid-in capital	514,737	507,249
Accumulated deficit	(510,984)	(499,843)
Total shareholders' equity	3,825	7,474
Total liabilities and shareholders' equity	$29,911	$20,106

MicroVision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Product revenue	$-	$3,530	$-	$6,685
Royalty revenue	346	609	881	1,151
Contract revenue	1,107	16	1,364	20
Total revenue	1,453	4,155	2,245	7,856

Cost of product revenue	135	2,587	348	5,175
Cost of contract revenue	810	5	1,135	6
Total cost of revenue	945	2,592	1,483	5,181

Gross margin	508	1,563	762	2,675

Research and development expense	3,672	2,879	6,990	5,476
Sales, marketing, general and administrative expense	2,325	2,171	4,905	4,239
Total operating expenses	5,997	5,050	11,895	9,715

Loss from operations	(5,489)	(3,487)	(11,133)	(7,040)

Other expenses, net	(5)	11	(8)	8

Net loss	$(5,494)	$(3,476)	$(11,141)	$(7,032)

Net loss per share - basic and diluted	$(0.08)	$(0.07)	$(0.16)	$(0.14)

Weighted-average shares outstanding - basic and diluted	69,373	51,567	68,747	49,566

CONTACT:
MicroVision, Inc.
Dawn Goetter, 425-882-6629 (investors)
ir@microvision.com
or
Nicole Cobuzio, 732-212-0823 ext. 102 (media)
nicolec@lotus823.com